Exhibit 10.1

ENHANCED EARLY RETIREMENT AGREEMENT AND RELEASE

October 27, 2016

Jon A. Cox
7022 Willow Trace Lane
Matthews, NC 28104

Re:    Enhanced Early Retirement Agreement and Release (“Agreement”)

Dear Jon:

This letter sets forth all of the terms relating to the termination of your employment and the agreement by EnPro Industries, Inc. (the “Company”), to provide you with early retirement benefits, including amounts to which you are not otherwise entitled. The terms and conditions associated with those benefits are set forth below.

You are eligible to receive an enhanced early retirement benefit package from the Company as described below as well as other consideration specified in this Agreement, all of which is conditioned upon your execution of this Agreement. Please read this Agreement carefully and, if you concur with all of its terms, sign it and date your signature on the designated lines. You are advised to seek the assistance of legal counsel because this document affects your legal rights. If you agree to the terms of this Agreement, you must return the signed original of this Agreement to Leilani Campbell, Director, Global Benefits and Human Resources, within twenty-one (21) days from the above date as described in Paragraph 12 below. Please keep a copy of this Agreement for your own files.

The terms of the Agreement are:

1.Termination Date. Your employment with the Company will end effective October 4, 2016 (the “Termination Date”). You hereby resign, as of the date hereof, from each and every office and position with the Company and/or the Company’s affiliates, including without limitation as a director, manager or member of any committee. You also agree to execute documents in a form satisfactory to the Company to effectuate any such resignations.

2.Severance Benefits.

a.Base Salary Continuation. From and after the Termination Date, the Company will pay to you early retirement benefits equal to fifty-two (52) weeks of your current base salary. The Company will pay this early retirement benefit ratably over the Company’s normal payroll periods for the period beginning on the first regular payroll period following the expiration of the seven-day revocation period set forth in Section 12 below and ending on the date fifty-two (52) weeks thereafter (the “Severance Period”).
b.Pro-Rata APP. You are also eligible to receive a pro-rata portion of your benefits under the Company’s Annual Performance Plan (“APP”) for fiscal year 2016. This amount will be pro-rated using 9/12 as the fraction representing the number of completed months of your service during the performance period. This amount, if any, will be paid as soon as practicable following the certification of performance for the relevant performance period by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) but no later than March 15, 2017. You will not be entitled to any other APP payment except as set forth in this paragraph.
c. Pro-Rata LTIP. You are eligible to receive certain cash amounts in lieu of amounts that would have otherwise been payable to you under the Company’s Long-term Incentive Plan (“LTIP”) for the 2014 - 2016, 2015 - 2017 and 2016 - 2018 performance cycles had you remained an employee as set forth below. In respect of (i) the 2014 - 2016 LTIP performance cycle, the cash amount will be prorated using 33/36 as the fraction representing the number of completed months in the performance period; (ii) the 2015 - 2017 LTIP performance cycle, the cash amount will be prorated using 21/36 as the fraction representing the number of completed months in the performance period; and (iii) the 2016 - 2018 LTIP performance cycle, the cash amount will be prorated using 9/36 as the fraction representing the number of completed months in the performance period. The cash amounts payable in lieu of payments for these LTIP performance awards, if any, will be made as soon as practicable following the certification of performance for the relevant performance period(s) by the Committee but no later than March 15 of the year following the completion of the relevant performance period. For purposes of these calculations, the Company’s performance with respect to any performance cycle may not exceed the target level of 100% and could be zero if threshold performance is not obtained. Any awards otherwise payable in stock will be paid in cash based on the average closing price of EnPro Industries Common Stock for the month immediately preceding the date of the certification by the Committee. You will not be entitled to any other LTIP payments, except as set forth in this paragraph.
d.Restricted Stock/Restricted Stock Units. You acknowledge that as of the Termination Date, you shall have no rights under any outstanding awards of restricted stock units or restricted shares made by the Company to you and that all such awards are forfeited as of the Termination Date. Notwithstanding the preceding, and in consideration for your execution of the revised Business Protection Agreement discussed below, the Company shall pay you as enhanced severance an amount equal to 5187 multiplied by the closing price per share of the Company’s stock on the New York Stock Exchange on October 4, 2016. Such payment shall be made on the first regular payroll period following the expiration of the seven-day revocation period set forth in Section 12 below.
e.Payment in Lieu of Certain Benefits. In lieu of providing you with reimbursement of COBRA premiums and standard outplacement benefits, and to reimburse you for expenses associated with the legal review of this Agreement, the Company will pay you a lump sum of $22,825 on the first regular payroll period following the expiration of the seven-day revocation period set forth in Section 12 below.
f.Vacation Pay. Upon the first regularly scheduled payday following the execution hereof, the Company shall pay to you all accrued and unused vacation pay if otherwise owed pursuant to the Company’s policies.

3.Payment. All payments pursuant to this Agreement shall be subject to normal withholdings as required or authorized by state, federal and local law. When amounts must be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of I.R.C. § 409A. These payments will be direct-deposited to your bank account in accordance with your previous instructions regarding direct deposit of your paychecks.

4.Benefit Continuation.
a.COBRA. The termination of your employment with the Company is a “qualifying event” under COBRA with respect to your coverage under the Company’s health benefit plan; thus, you will be provided an opportunity to continue to have health benefit coverage through the Company’s health plan after the Termination Date, as required by COBRA (and on the terms and conditions required by COBRA).

You will receive a separate notice of these COBRA rights in order to allow you the chance to decide whether to elect (and pay for) COBRA continuation coverage.
b.Your eligibility for other employee benefits provided by the Company shall cease as of the Termination Date, and following the Termination Date you will not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually. Provided, however, that your vested benefits under any pension plan sponsored by the Company (including the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees, the EnPro Industries, Inc. Deferred Compensation Plan, and the EnPro Industries, Inc. Management Stock Purchase Deferral Plan) shall remain vested and shall be distributed to you in accordance with the terms of such plan. You will also have the right (i) to receive payment pursuant to the terms of the Company’s welfare benefit plans for claims under such plans arising prior to the Termination Date; (ii) to exercise any conversion rights provided to you under the terms of the Company’s benefit plans; and (iii) to receive reimbursement from the Company of expenses you incurred prior to the Termination Date, provided that such expenses are submitted to the Company no later than ten (10) days after the Termination Date and are otherwise reimbursable under the terms of the Company’s policies with respect to the same.

5.Complete Payment. Except as set forth in the preceding sections, the Company shall have no obligation to make any further payments to or for your benefit. You acknowledge and agree that the payments made under this Agreement are in full satisfaction and settlement of any and all rights under the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan, each LTIP, the APP, the MSPP and under all severance plans sponsored or provided by the Company.

6.Confidentiality/Nondisparagement/Nonsolicit/Noncompete.
a.Terms of Agreement. You acknowledge that the contents of this Agreement are confidential, and you agree that you will not disclose or discuss the terms of this Agreement with any person other than your spouse, financial advisor or legal counsel; provided that such persons have agreed to keep the terms confidential.
b.Nondisparagement. You agree not to make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Company, its affiliates or any of their employees, officers, directors, or customers, or place the Company, its affiliates or such individuals in any negative light. The Company agrees that its officers, directors and management-level employees will not make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect you adversely or place you in any negative light.
c.Confidential Information Protection. You agree that you will not, directly or indirectly, use or disclose to anyone any nonpublic information from which the Company derives any commercial advantage, including without limitation any trade secrets, nonpublic financial information or customer information (the “Confidential Information”). You acknowledge that the Confidential Information is owned or licensed by the Company or its affiliates; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. You hereby relinquish, and agree that you will not at any time claim, any right, title or interest of any kind in or to any Confidential Information. You agree that you will maintain the confidentiality of the Confidential Information at all times after the Termination Date and will not, at any time, directly or indirectly, use any Confidential Information for your own benefit or for the benefit of any other person, reveal or disclose any Confidential Information to any person or remove or aid in the removal from the

Company’s or its affiliates’ premises of any Confidential Information. The covenants in this Section will not apply to information that (i) is or becomes available to the general public through no breach of this Agreement by you or breach by any other person of a duty of confidentiality to the Company or its affiliates; (ii) you are required to disclose by applicable law, rule, regulation or court order; provided, however, that you will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure; or (iii) information that was within your possession prior to its being furnished to you by the Company or the Company’s affiliates.
d.Effect of Breach. You agree that if you make any disparaging remarks, disclose Confidential Information, or engage in conduct that otherwise violates the terms of this Agreement or the Business Protection Agreement (“BPA”) between you and the Company (as revised according to the provisions set forth herein), the Company shall be entitled to cease its performance under this Agreement and/or to institute action against you for appropriate legal and equitable relief. You further agree that if the Company ceases performance under this Agreement pursuant to the preceding sentence, then the release set forth in Section 7 shall remain in full force and effect.
e.Revised BPA. As a condition to receiving the benefits provided by this Agreement, you agree to execute a revised BPA, in the form attached hereto as Exhibit 1.

7.Release, Acknowledgement and Covenant Not to Sue.
a.Release. Except for any claims that you may have for workers’ compensation benefits, for statutory unemployment compensation benefits, or vested medical, pension, disability or other benefits or claims that may not be released by law (which are not released by this Agreement) or for benefits expressly provided to you by this Agreement, you agree to and do release and forever discharge the Company, any related or successor corporation or entity (including but not limited to any parent, subsidiary and/or affiliate, and including but not limited to EnPro Industries, Inc.), their benefit plans and programs, and all of their past and present officers, directors, employees, administrators and trustees, (collectively the “Parties Released by this Agreement”) from any and all losses, expenses, liabilities, claims, rights and entitlements of every kind and description (collectively referred to as “Claims”), whether known or unknown, that you have now or may later claim to have had against any of the Parties Released by this Agreement arising out of anything that has occurred up through the date that you sign this Agreement, including without limitation any Claims arising out of your employment or termination of employment with the Company. This release includes, but is not limited to, any Claims for wages, benefits, bonuses, incentive compensation, reinstatement, personal injuries, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), attorneys’ fees, or for recovery of any losses or other damages to you or your property based on any alleged violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (prohibiting discrimination on account of race, sex, color, national origin or religion); the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (prohibiting discrimination on account of age); the Americans With Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 12101 et seq. (prohibiting discrimination on account of disabilities); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2611 et seq.; the North Carolina Equal Employment Practice Act, N.C. Gen. Stat. § 143-422.2 et seq.; the North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. § 168A-1 et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C. Gen. Stat. §§ 95-240 et seq.; or any other federal, state or local statutory or common law. You further agree that, except as provided below, this release may be pleaded as a complete bar to any action or suit before any court or administrative body. (This release does not apply to claims that arise out of facts or events occurring after the date you sign this Agreement).

b.Acknowledgement. You acknowledge that you may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to Claims between you and the Parties Released by this Agreement. You expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common law principles that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date you sign this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver. Thus, for the purpose of implementing a full and complete release and discharge of the Parties Released by this Agreement, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims. You also agree, confirm and acknowledge that you have been paid for all time worked while employed by the Company.  You further agree, confirm and acknowledge that you have received all leave to which you may have been or thought you may have been entitled under the Family Medical Leave Act (“FMLA”) or the ADA.
c.Covenant Not to Sue. You agree that you will not hereafter file or pursue any claims, complaints, charges or lawsuits against any of the Parties Released by this Agreement concerning any Claim or Claims listed in this Section 7. Provided, however, that nothing herein shall preclude you from filing a timely charge or complaint with or from participating in or cooperating with an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with others, although by signing this Agreement you are waiving rights to individual relief based on claims asserted in such a charge or complaint, regardless if such claim is brought individually or as part of a class or collective action, except where such waiver of individual relief is prohibited. Provided further, however, that nothing in this Agreement shall be construed to waive or limit your right to receive an award for information provided to the Securities Exchange Commission.

8.Assistance. You agree to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, your assistance or cooperation is needed. You agree, when requested by the Company, to provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation. Provided, however, that, in connection with such litigation or investigation, the Company shall attempt to accommodate your schedule, will reimburse you (unless prohibited by law) for any actual loss wages in connection therewith, will provide you with reasonable notice in advance of the times in which your cooperation or assistance is needed, and will reimburse you for any reasonable expenses incurred in connection with such matters. In addition, during the Severance Period, you agree to cooperate fully with the Company on all matters relating to your employment and the conduct of the Company’s business. This obligation to cooperate, however, shall not be considered to prohibit or restrict other employment by you if otherwise permitted by the BPA.

9.Return of Property. You agree that you will not retain, and will promptly return to the Company promptly following the Termination Date, any and all Company property or Confidential Information in your possession or subject to your control, including but not limited to, keys, credit and identification cards, Company-provided vehicles or equipment or any other items provided to you by the Company for your use, together with all written or recorded materials, documents, computer discs, plans, records, or other papers or electronic information related to the Company’s business affairs. You represent that you have not and will not copy, download, store or retain software, documents or other materials or files originating with or belonging to the Company, and that you have not retained copies of any Company property or materials, including on any computer tape, diskette, disc, flash drive or any form of storage media, whether portable or installed.

10.Waiver. Any waiver or consent from the Company with respect to any term or provision of this Agreement or any other aspect of your conduct shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of your conduct in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

11. Complete Agreement. You acknowledge and reaffirm your continuing obligations as set forth in the revised BPA, including without limitation all covenants and agreements to protect the Company’s interests in its confidential information, customer relationships and employees, including the non-competition, non-solicit, no-hire and confidentiality agreements contained in that agreement. With the exception of the BPA (or similar agreement) and any Confidentiality Agreement and Assignment of Inventions that will continue to be governed by their terms, this Agreement will take the place of all previous agreements between you and the Company, and it contains the entire agreement between you and the Company regarding the termination of your employment. It is not, and shall not be construed as, an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind. Neither you nor the Company will be bound by any statements or representations not contained in this Agreement.

12.Consideration Period. By signing this Agreement, you acknowledge that you have carefully read it and that it is written in a manner that is easily understood by you and in fact, you fully understand it and are signing it voluntarily. You acknowledge that the Company has encouraged and advised you to consult with an attorney of your choosing prior to executing the Agreement. You also acknowledge that you have had the opportunity to obtain all advice and information you deem necessary about matters related to this Agreement. You acknowledge that you are releasing claims that could be brought under the Age Discrimination in Employment Act and that you are executing this Agreement in exchange for monies and other consideration in addition to those to which you are already entitled to receive. You further acknowledge that you have been given a period of at least twenty-one (21) days after receiving this Agreement to consider its terms before signing it (but understand that you may sign the Agreement at any time during the twenty-one (21) day period). To receive the Severance Benefits, this Agreement must be signed and returned to Leilani Campbell, Director, Global Benefits and Human Resources, 5605 Carnegie Blvd, Suite 500, Charlotte, NC 28209-4674, leilani.campbell@enproindustries.com on or before the twenty-first (21st) day. In addition, you have seven (7) days after signing this Agreement and release to revoke your acceptance by delivering a signed notice of revocation to Leilani Campbell, Director, Global Benefits and Human Resources. Upon delivery of a timely notice of revocation, this Agreement will be null and void and neither the Company nor you will have any rights or obligations under it. Accordingly, this Agreement and release shall not become effective or enforceable until the seven-day revocation period has expired. If your signature is not revoked by you during the seven-day period, it shall be deemed accepted and this Agreement will take effect on the eighth (8th) day. In the event the parties to this Agreement agree to a modification of any of the terms contained herein prior to your execution of the Agreement, the 21 days you have to consider whether to sign the Agreement referenced in this section will not be increased or restarted.

13.Severability. If any provision of this Agreement (or any subpart thereof) is unenforceable or is held to be unenforceable, you agree that such provision shall be fully severable, and this Agreement and its terms shall be construed and enforced as if such unenforceable provision had never been a part of this Agreement. Under such circumstances, the remaining provisions of the Agreement shall remain in full force and effect, and a court construing the unenforceable provision shall add to this Agreement and make a part of it, in lieu of the unenforceable provision, a provision as similar in terms and effect to such unenforceable provision as may be enforceable.

14.Modification and Governing Law. This Agreement can only be modified in a writing executed in the same manner as this Agreement. This Agreement shall be construed in accordance with the substantive laws of the State of North Carolina, without regard to conflict of laws principles.

I HAVE READ THIS AGREEMENT. I UNDERSTAND ITS TERMS AND CONDITIONS. I HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT, AND I VOLUNTARILY AGREE TO ABIDE BY ITS TERMS BECAUSE THEY ARE SATISFACTORY TO ME. NO PROMISE OR INDUCEMENT OF ANY KIND HAS BEEN MADE TO ME BY THE COMPANY OR ANYONE ELSE TO CAUSE ME TO SIGN THIS AGREEMENT, EXCEPT AS SET FORTH ABOVE.

/s/ Jon A. Cox
Jon A. Cox

October 27, 2016
Date

By:    EnPro Industries, Inc.

/s/ Robert S. McLean
Name:	Robert S. McLean
Its:	Chief Administrative Officer, General Counsel and Secretary

October 27, 2016
Date

Exhibit 1

Revised Business Protection Agreement

BUSINESS PROTECTION AGREEMENT
This Agreement is made as of this 4th day of October, 2016 by and between EnPro Industries, Inc. and Jon A. Cox, in consideration for the receipt of severance benefits as provided in the Executive Benefit Agreement and Release. Capitalized terms are defined in Exhibit A to this Agreement.

Confidential Information
While employed by the Company or its affiliates, and for all periods thereafter, I agree that I will not use, copy or disclose any Confidential Information, except in the regular course of my duties for the benefit of the Company, or as specifically authorized in writing by the Company. I agree that, upon termination of my employment, I will immediately return to the Company all documents, materials or media containing any Confidential Information, together with any other property owned by the Company. I understand that I am not permitted, after my employment ends, to retain any Confidential Information on my computers, tablets, cell phone or in personal files or e-mail accounts.
Former Employer Information
I agree that I will not, during my employment with the Company, use or disclose any proprietary information or trade secrets of any former employer and that I will not bring onto the premises or place on the information systems of the Company any proprietary information or trade secrets belonging to such employer.
Intellectual Property
(a) Inventions. Unless otherwise specifically set forth on an exhibit attached to this Agreement, I assign to the Company all of my right, title and interest in all Inventions that have been or will be conceived and/or reduced to practice by me during my employment by the Company. I promise to disclose all Inventions to the Company upon conception and to execute any requested documents that are reasonably required to confirm the assignment of such rights to the Company or to enable it to prosecute and obtain patents or similar industrial property rights with respect to any such assigned Inventions. I will keep and maintain appropriate written records of my Inventions. The records will be in the form of notes, drawings and reports, and I agree that such records will remain the property of the Company. Notwithstanding the preceding, I understand that I will retain my right, title and interest in any Invention and records related thereto that both (i) does not result from any work I perform as part of my employment duties, and that I develop entirely on my own time without using any equipment, supplies, facility or Confidential Information of the Company, and (ii) does not relate to the Business or to actual or to demonstrably anticipated research or development of the Company or its affiliates.
(b) Copyrights. I acknowledge and agree that all Works that I create in connection with my employment duties are intended to be “works made for hire” under applicable copyright law, and I assign to the Company any right, title and interest that I may have in any such Works, including the copyright therein, and waive any moral rights that I may have in any such Works. I will execute any requested documents that are reasonably required to confirm the assignment of these rights to the Company and to enable it to register its copyright in such Works.

Non-Solicitation and Competition
While employed by the Company or its affiliates and for a period of nineteen (19) months after my employment ends for any reason (such period not to include any period(s) of violation or period(s) of time required for litigation to enforce my agreement), I agree that I will not directly or through anyone acting on my behalf or at my direction:
Solicit or attempt to solicit or accept orders relating to the Business from any Customer or any Prospective Customer or otherwise induce such Customer or Prospective Customer to reduce, terminate, restrict or alter its relationships pertaining to the Business with the Company or its affiliates, unless neither I nor persons working for me had any significant contact or communications with the Customer or Prospective Customer and I received no Confidential Information concerning the Customer or Prospective Customer during the Relevant Period.
Solicit, recruit, hire, or attempt to hire any individual who is then employed with the Company or its affiliates or is a consultant or independent contractor with the Company or its affiliates or induce or attempt to induce such individual to leave the Company’s or its affiliates’ employment.
Become employed by (as an officer, agent, manager, director, employee, consultant or independent contractor), invest in, or provide financing to a Competitor anywhere in the Territory; provided, however, that this restriction will not prohibit me from becoming employed by a Competitor solely in an area, division or segment of a Competitor’s business that does not engage in any part of the Business; or
investing in a Competitor whose shares are publicly-traded, provided my ownership does not exceed 5% of the total number of outstanding shares.
Binding Agreement and Assignment
This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns, provided, however, that my obligations under this Agreement are personal and shall not be assigned. Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the Business or the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise.
Injunctive Relief
I understand and agree that my breach or anticipated breach of this Agreement will cause irreparable and permanent injury to the Company. I agree that in addition to any other remedy available to the Company, the Company will be entitled to preliminary and permanent injunctive relief prohibiting my violation of this Agreement.
Laws
This Agreement shall be governed by, construed, and interpreted by the substantive laws of the State of North Carolina, without regard to the conflict of law rules.
Remedies/Severability
In case any one or more of the provisions maintained in the Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in the Agreement shall for any reason be held to be excessively broad as to time, duration or geographical scope, activity or subject, it shall be construed by limiting and reducing it to the extent necessary to render it enforceable and compatible with the applicable law as it shall then appear.
Survival
This Agreement and my obligations hereunder will survive the termination of my employment with the Company; provided, however, the confidentiality obligations set forth in Section 1 above shall expire ten (10) years after my employment ends, except that with respect to any confidential information that constitutes a trade secret, the confidentiality obligations shall survive for so long as such information remains a trade secret. I understand and agree that this Agreement supplements, but does not replace or limit, my obligations under any existing agreements with the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day and date first above written, and acknowledge that they have read and understand the contents thereof.

COMPANY	EMPLOYEE

By: /s/ Robert S. McLean Date: October 27, 2016	By: /s/ Jon A. Cox Date: October 27, 2016
(For the Company Signature)	(Employee Signature)
Robert S. McLean	Jon A. Cox
(Print or Type Name)	(Print or Type Name)

Exhibit A -- Definitions
“Agreement” means this Business Protection Agreement.
“Businesses” means the production, manufacturing, sales and servicing of one or more of the following:
(a)    (i) Sealing components for the compression industry and natural gas market, including without limitation compressor valves, packing and wiper rings, packing cases, pistons and rods, piston rings, emission control, rider rings, valve monitoring and spare parts; and (ii) products used in lubricated compressors, including without limitation pumps, lubrication boxes, divider blocks, check valves, no-flow devices and lubrication accessories, and related spare parts.
(b)    Diesel engines and generator sets and dual-fuel generator sets for marine, naval, commercial, locomotive, and nuclear standby power applications, and related components and spare parts.
(c)    Self-lubricating, non-rolling, metal polymer, solid polymer, and filament wound bearing products and aluminum bushing blocks in any of the following areas or markets: automotive, agriculture, renewable energy, pump and compressor, construction, power generation, aerospace and general industrial, and related spare parts.
(d)    (i) Flange systems, spring-energized jacketed seals and electrical flange isolation kits and gaskets for the oil and gas, water/wastewater, chemical, energy, construction and infrastructure industries; (ii) wall penetration seals, casing spacers and isolators, infiltration sealing solutions, pipe tapes and wraps, corrosion resistant sealing solutions, and high value signage for pipelines and industry, including without limitation modular seals, compact seals and sealing plugs, isolation joints and fittings, pipe protection products, sleeves, hole forming disks and walls collars, sealing tape and manhole sealing and infiltration systems and pipe end cap products, and related spare parts; and (iii) fluid sealing products and hoses for industrial and sanitary applications, including without limitation compression packing products, diaphragms, gaskets, hoses, connectors, hydraulic components, metallic gaskets, rubber expansion joints, conveyor belts, custom molded rubber, engineered sheet rubber, oil seals, bearing isolators and mechanical seals, and related spare parts.
(e)    Wheel end products, suspension products, brake products, aerodynamic and fuel economy improving devices and intelligent transportation systems for the commercial vehicle market, including without limitation, seals, wheel-end fasteners, bearings, hub caps and mileage counters, brake shoes, friction, automatic brake adjusters, new lined wheel kits and brake drums, king pin systems, suspension components, pressure monitoring systems, automatic tire inflation systems, and automated mileage collection systems, aerodynamic devices and related spare parts.
(f)    (i) Sealing solutions, hot gas path turbine components, polymer technologies, rupture discs, pressure vessels, semiconductor equipment chamber subsystems, acoustic media, accumulators or bellows or (ii) providing the services of fluoropolymer etching, surface and coating technologies, product assembly services, metal machining, heat treating, seal testing or plastic machining to the aerospace, semiconductor, oil and gas, nuclear, pharmaceutical, medical, turbine or valve markets and related spare parts.

“Competitor” means any business, person, company partnership or other entity (“Person”) that is engaged in all or part of the Businesses if both (a) the Businesses operated by such Person that compete with Businesses of the Company represent more than 15% of the total consolidated revenue of the Company over the full calendar year preceding the undersigned’s termination of employment with the Company, and (b) the Businesses operated by such Person represent more than 10% of the total consolidated revenue of such Person and its affiliates over the full calendar year preceding the undersigned’s termination of employment with the Company.

“Customer” means any business, person, company or entity to which the Company or its affiliates has sold products or provided services relating to the Business.
“Company” means EnPro Industries, Inc. and its affiliates
“Confidential Information” means all nonpublic information created, discovered or known to the Company and from which the Company derives a commercial advantage. “Confidential Information” includes not only technical, business and financial information, but also information concerning customers, suppliers or other third parties who have a business relationship with the Company. Confidential Information also includes information about production, products, manufacturing and facilities, as well as business initiatives, plans and strategies of the Company. Confidential Information does not include information that has been made generally available to the public without any authorized act on my part or general business “know how.”
“Inventions” means all patentable and unpatentable inventions, discoveries, developments, designs and ideas.
“Prospective Customer” means any business, firm or entity to which the Company or its affiliates made a written proposal relating to the Business or from which the Company solicited any Business in writing or by electronic means (including without limitation through submission of written bids).
“Relevant Period” means (i) if I am a current employee of the Company or its affiliates, the entire period of time I have been employed; (ii) if I am a former employee of the Company, the three-year period prior to the termination of my employment with the Company or its affiliates.
“Territory” means (i) a 100-mile radius (measured by road miles) from each facility owned or operated by the Company or its affiliates during the Relevant Period where any activities relating to the Business are or have been conducted, including the facilities where I rendered service to the Company or its affiliates during my employment; (ii) a 100-mile radius (measured by road miles) from each facility, place of business, remote site sales office or location of a Customer or a Competitor during the Relevant Period; (iii) each and every county of each and every state in the United States in which the Company has an office, place of business, remote site, sales office or location where the Business has been conducted during the Relevant Period; (iv) each and every county of each and every state in the United States in which the Company has sold products or provided services relating to the Business to a Customer during the Relevant Period; and (v) each country outside the United States in which the Company or its affiliates has provided products or services to a Customer relating to the Business during the Relevant Period.
“Works” means all works of authorship fixed in any tangible medium of expression, including written and electronic documents, product drawings and designs, video, audio and computer programs.